EXHIBIT 19

INSIDER TRADING AND DIRECTOR CONFIDENTIALITY POLICY

TABLE OF CONTENTS

Table of Contents	2
I. Insider Trading Policy	3
A. The Need For A Policy Statement.	3
B. Statement of Policy – No Trading on or Tipping of Material Nonpublic Information.	3
C. Consequences of Noncompliance.	6
D. Exemption of Certain Transactions Under Company Plans and Gifts.	6
E. Additional Prohibited Transactions.	9
F. Post-Termination Transactions.	10
G. Company Assistance.	10
II. Wesbanco’s Compliance Procedures	10
A. Mandatory Pre-clearance Procedures.	10
B. Blackout Periods.	11
C. Event-Specific Blackout Periods.	11
D. Post-Termination Transactions.	11
E. Computershare Registration.	12
F. Periodic Preventive E-mail Alerts/Reminders.	12
G. Company Assistance.	12
H. Certifications.	12
III. SECTION 16 AND RULE 144	12
A. Section 16.	12
B. Form 144 Reports.	13
IV. DIRECTOR CONFIDENTIALITY POLICY	13
A. Policy.	13
B. Definition.	13

I.
INSIDER TRADING POLICY
A.
The Need For A Policy Statement.

The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in securities issued by Wesbanco, Inc. (the “Company” or “Wesbanco”), is prohibited by federal and state securities laws. Insider trading violations are pursued vigorously by the Securities and Exchange Commission (the “SEC”) and the U.S. Attorneys and are punished severely. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

The Company’s Board of Directors has adopted this Policy Statement both to satisfy the Company’s obligation to prevent insider trading and to help Company personnel avoid the severe consequences associated with violations of the insider trading laws. The Policy Statement also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company (not just so-called insiders). We have all worked hard over the years to establish a reputation for integrity and ethical conduct and we cannot afford to have the Company’s reputation damaged. Maintaining the confidence of shareholders and the public markets in the Company is very important. This “Section I. Insider Trading Policy” applies to all of the Company’s directors, officers and other employees unless specifically noted otherwise.

B.
Statement of Policy – No Trading on or Tipping of Material Nonpublic Information.

It is the policy of the Company that no director, officer or other employee of the Company who is aware of material nonpublic information relating to the Company may, directly or indirectly through family members or other persons or entities, (a) buy or sell, or offer to buy or sell, securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1), or engage in any other action to take personal advantage of that information, or (b) pass that information on to others outside the Company (known as “tipping”), including family and friends, or make recommendations or express opinions on the basis of that material nonpublic information as to trading in the Company’s securities. In addition, it is the policy of the Company that no director, officer or other employee of the Company who, in the course of working for the Company, learns of material nonpublic information about any company (including, without limitation, a current or prospective customer or supplier of the Company), may trade in that company’s securities until the information becomes public or is no longer material.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exempted from the policy. The securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Material Information. Material information is any information that a reasonable investor would consider important in making a decision to buy, hold, or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. It is not possible to define all categories of material information. However, some examples of information that ordinarily would be regarded as material are:

•
Projections of future earnings or losses, or other earnings guidance;
•
Earnings or revenues that are inconsistent with the consensus expectations of the investment community;
•
Changes to the Company’s business plan or the undertaking of other new initiatives;
•
Potential restatements of the Company’s financial statements;
•
A pending or proposed merger, acquisition, joint venture or tender offer;
•
A pending or proposed acquisition or disposition of a significant asset;
•
Imminent or potential changes in the Company's credit rating by a rating agency;
•
Analyst upgrades or downgrades of a Company security;
•
Major events regarding the Company’s securities, including a change in dividend policy, the declaration of a stock split, or an offering of additional equity or debt securities;
•
Potential defaults under the Company’s credit agreements or the existence of material liquidity deficiencies;
•
Approvals or denials of requests for regulatory approval by government agencies;
•
A significant cybersecurity incident experienced by the Company that has not yet been made public;
•
A change in management or the Board of Directors of the Company;
•
Development of a significant new product or process;
•
Impending bankruptcy;
•
Actual or threatened material litigation or government investigations, or major developments in such matters;
•
New major contracts, orders, suppliers, customers or finance sources, or the loss thereof; and
•
Changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report.

Twenty-Twenty Hindsight. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. Accordingly, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.

When Information is “Public”. If you are aware of material nonpublic information, you may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to absorb the information fully. To avoid the appearance of impropriety, as a general rule, information should not be considered fully absorbed by the marketplace until after the completion of the first business day after the information is released. If, for example, the Company were to make an announcement on a Monday, you should not trade in the Company’s securities until Wednesday. If an announcement were made on Friday, Tuesday generally would be the first eligible trading day. One common misconception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information.

Transactions by Family Members. The Policy Statement also applies to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in company securities). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Company’s securities.

Disclosure of Information to Others. While the Company encourages its shareholders and potential investors to obtain information about the Company, the Company believes that information should come from its publicly-filed SEC reports, press releases and external website or from designated Company spokespersons, rather than from speculation or unauthorized disclosures by directors, officers or employees of the Company. For this reason, the Company has designated certain members of management to respond to inquires regarding the Company’s business and prospects. This centralization of communication is designed to insure that the information the Company discloses is accurate and considered in light of previous disclosures. Formal announcements are generally reviewed by management and legal counsel before they are made public. Any communications that do not go through this review process create an increased risk of liability to the Company, as well as to the individual responsible for the communication.

Furthermore, the Company is required under Regulation FD of the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. You may not, therefore, disclose information to anyone outside the Company, including family members and friends, other than in accordance with those procedures.

In addition, the emergence of electronic bulletin boards, chat rooms and electronic discussions about companies and their business prospects on the Internet and through social media have become common. Inappropriate communications disseminated on the Internet and through social media may pose an inherently greater risk due to the size of the audience they reach. These forums have the potential to move a stock price significantly, and very rapidly – yet the information disseminated through electronic bulletin boards, chat rooms and social media often is unreliable, and in some cases may be deliberately false. The SEC has investigated and prosecuted a number of fraudulent schemes involving electronic bulletin boards, chat rooms and social media. You may encounter information about the Company on the Internet or through social media that you believe is harmful or inaccurate, or other information that you believe is true or beneficial to the Company. Although you may be tempted to deny or confirm such information on an electronic bulletin board, in a chat room, through social media or otherwise, any sort of response, even if it presents accurate information, could be considered improper disclosure and could result in legal liability to you and to the Company.

The Company is committed to preventing inadvertent disclosures of material, nonpublic information, preventing unwitting participation in Internet-based or social media-based securities fraud, and avoiding the appearance of impropriety by persons associated with the Company. Accordingly, this policy prohibits you from making any comments or postings about the Company on any Internet bulletin boards, chat rooms or websites or through social media, or responding to comments or postings about the Company’s business made by others. This restriction applies whether or not you identify yourself as associated with the Company.

C.
Consequences of Noncompliance.

The consequences of an insider trading violation can be severe:

Liability for Insider Trading. Pursuant to federal and state securities laws, insiders may be subject to criminal and civil fines and penalties as well as imprisonment for engaging in transactions in the Company’s securities at a time when they have knowledge of material nonpublic information about the Company.

Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they disclosed material nonpublic information about the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company's securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. Both the SEC and the Nasdaq Stock Market investigate and are very effective at detecting insider trading.

Controlling Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil and criminal penalties. The civil penalties can extend personal liability to the Company’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

Company-Imposed Sanctions. An employee’s failure to comply with the Company’s Policy Statement may subject the employee to Company-imposed sanctions and disciplinary actions, including ineligibility for future participation in the Company’s equity incentive plans and/or dismissal for cause, whether or not the employee’s failure to comply results in a violation of law.

D.
Exemption of Certain Transactions Under Company Plans and Gifts.

Stock Option Exercises. The Company’s Policy Statement does not apply to the exercise of any employee stock option for cash (but does apply to any sale of shares issued upon such exercise). In addition, the policy applies to any sale of stock as part of a broker-assisted cashless exercise of an option. For example, if you engage in a broker-assisted cashless exercise of an option, the sale of shares to pay the exercise price or any related taxes will be subject to the restrictions imposed by this Policy Statement. This Policy Statement does not, however, apply to the withholding of shares by the Company to cover the exercise price or any tax withholding obligations or the payment of the exercise price by the employee or director.

Restricted Stock. The Company’s Policy Statement does not apply to the vesting of restricted stock awards, or the exercise of a tax withholding right pursuant to which the Company withholds shares of stock to satisfy tax withholding requirements. The Policy Statement does apply, however, to any market sale of restricted stock.

401(k) Plan. The Company’s Policy Statement does not apply to purchases of Company stock in the 401(k) plan resulting from your periodic contribution of money to the plan pursuant to your payroll deduction election. The policy does apply, however, to certain elections you may make under the 401(k) plan, including (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, and (d) your election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

Dividend Reinvestment Plan. The Company’s Policy Statement does not apply to purchases of Company stock under the Company’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Company securities. The Policy Statement does apply, however, to voluntary purchases of Company stock resulting from additional contributions you choose to make to the plan, and to your election to participate in the plan or increase your level of participation in the plan. The Policy Statement also applies to your sale of any Company stock purchased pursuant to the plan.

ESOP Dividend Reinvestment. The Company’s Policy Statement trading restrictions do not apply to purchases of Company securities resulting from your reinvestment of dividends paid on shares of Company securities held in your ESOP account under the Company’s KSOP.

Bona Fide Gifts. Bona fide gifts of the securities of the Company are currently exempt from this Policy Statement, but effective April 1, 2023, they will be subject to the same filing requirements as other transfers, that is a current Form 4. Such bona fide gifts are not considered sales however for purposes of the short-term trading rules.

Transfers to trusts may also be effected. If the insider serves as trustee of the trust, or otherwise retains voting control or disposition authority over the Company shares, or a pecuniary interest in the Company shares, then the transfer may simply be reported on the next Form 5 filing reflecting the change from direct to indirect ownership. If however, the insider does not serve as trustee or does not otherwise retain voting control or disposition authority over the Company shares, or a pecuniary interest in the Company shares, then a current filing on Form 4 would be required.

Rule 10b5-1 Plans. Exchange Act Rule 10b5-1 was adopted by the SEC to protect persons from insider trading liability for transactions under a written trading plan previously established at a time when the individual did not possess material nonpublic information. Under a properly established 10b5-1 plan with respect to Company securities (a “10b5-1 Plan”), individuals may complete transactions in Company securities at any time, including during blackout periods and outside trading windows or even when the individual possesses material nonpublic information. Thus a 10b5-1 Plan offers an opportunity for employees and directors to establish a systematic program of transactions in Company securities over periods of time that might include periods in which such transactions would otherwise be prohibited under the federal securities laws or this Policy Statement.

Directors, officers or other employees subject to the Company’s preclearance requirements who desire to implement a 10b5-1 Plan or amend or terminate an existing 10b5-1 Plan must first obtain approval from the Company’s general counsel (discussed below under Mandatory Pre-clearance Procedures).

To be eligible for approval, a 10b5-1 Plan to be implemented or amended:

•  must be established or amended, as applicable, when not in possession of material nonpublic information about the Company and during an open trading window (not during any black out period);

•
must be in writing;

•  must either irrevocably set forth the future date or dates on which purchase or sale of securities are to be made, the prices at which the securities are to be purchased or sold, the broker who will be responsible for effecting the transactions (or method of transaction if not through a broker), or provide a formula for determining the price of the securities to be purchased or sold and the date or dates on which the transactions are to be completed;

•  may not permit the direct or indirect exercise of any influence over the timing or terms of the purchase or sale by the individual;

•  upon establishment or amendment, may not permit any trades to occur until (i) in the case of directors and officers of the Company, the later of (a) 90 days after the adoption or modification of the 10b5-1 Plan and (b) two business days following the disclosure of the Company’s financial results in a periodic report (such as a Form 10-K or Form 10-Q) for the fiscal quarter in which the plan was adopted or amended, subject to a maximum cooling-off period of 120 days; and (ii) in the case of a person other than a director or officer of the Company, at least 30 days after the adoption or amendment of the plan; and

•  must otherwise comply with the terms and conditions of Exchange Act Rule 10b5-1.

Directors, officers and other employees may not have more than one active 10b5-1 Plan at any one time, except as permitted under Exchange Act Rule 10b5-1. Directors, officers and other employees also may not have more than one “single-trade plan” within any 12-month period. A “single-trade plan” is a 10b5-1 Plan that is designed to effect the open-market purchase or sale of the total amount of securities as a single transaction.

E.
Additional Prohibited Transactions.

The Company considers it improper and inappropriate for any director, officer or other employee of the Company to engage in short-term or speculative transactions in the Company’s securities. It therefore is the Company’s policy that directors, officers and other employees may not engage in any of the following transactions:

Short-Term Trading. An employee’s short-term trading of the Company’s securities may be distracting to the employee and may unduly focus the employee on the Company’s short-term stock market performance instead of the Company’s long-term business objectives. For these reasons, any director, officer or other employee of the Company who purchases Company securities in the open market may not sell any company securities of the same class during the six months following the purchase.

Short Sales. Short sales (sales of securities that are not then owned) of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales, including “sales against the box” (a sale with delayed delivery) of the Company’s securities are prohibited by this Policy Statement. In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) prohibits officers and directors from engaging in short sales.

Derivative Securities. A transaction in publicly traded options is, in effect, a bet on the short-term movement of the Company's stock and therefore creates the appearance that trading is based on inside information. Transactions in options also may focus attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy Statement. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions.”)

Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow directors, officers or other employees of the Company to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow such directors, officers or other employees to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, insiders may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers or other employees of the Company are prohibited from engaging in such transactions.

Standing Orders. A standing order with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading. Therefore, you may not place standing orders for the purchase or sale of Company securities.

Margin Accounts. Securities purchased on margin may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities.

Therefore, you may not purchase Company securities on margin, or borrow against any account in which Company securities are held. (Pledges of Company securities arising from certain types of hedging transactions are governed by the paragraph above captioned “Hedging Transactions.”)

F.
Post-Termination Transactions.

The Policy Statement continues to apply to your transactions in Company securities even after you have terminated your employment. If you are in possession of material nonpublic information when your employment or service relationship terminates, you may not trade in Company securities until that information has become public or is no longer material.

G.
Company Assistance.

Any person who has a question about this Policy Statement or its application to any proposed transaction may obtain additional guidance from James C. Gardill, the Company’s outside general counsel, whose telephone number is 304-234-9216. Ultimately, however, the responsibility for adhering to this Policy Statement and avoiding unlawful transactions rests with the individual employee or director.

II.
WESBANCO’S COMPLIANCE PROCEDURES

To enable the Company to file required reports with the SEC and to help prevent in advance any violations of the federal securities laws, and to avoid even the appearance of trading on inside information, the Company has implemented the following procedures:

A.
Mandatory Pre-clearance Procedures.

Directors and executive officers of the Company and any other persons designated by our counsel as being subject to the Company’s pre-clearance procedures, together with their family members, may not engage in any transaction involving the Company’s securities (including a stock plan transaction such as an option exercise, a gift, a loan or pledge or hedge, a contribution to a trust, or any other transfer) without first obtaining pre-clearance of the transaction from James C. Gardill, the Company’s general counsel, the CEO or the CFO of the Company. A request for pre-clearance should be submitted in written or electronic (facsimile or email) format to one of such individuals at least two business days in advance of the proposed transaction. They will then determine whether the transaction may proceed and, if so, assist in complying with SEC reporting requirements, if any. Pre-clearance is generally good for two trading days, unless you come into contact with material nonpublic information during that time. Records of such requests and specific approvals shall be maintained with the corporate secretary.

Any person subject to the pre-clearance requirements who wishes to implement a 10b5-1 Plan must first pre-clear the plan with the Company’s general counsel. . Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction.

B.
Blackout Periods.

Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, you can anticipate that, to avoid even the appearance of trading while aware of material nonpublic information, persons who are or may be expected to be aware of the Company’s quarterly financial results generally will not be pre-cleared to trade in the Company’s securities during the period beginning five calendar days prior to the end of the Company’s fiscal quarter and ending after the first full business day following the Company’s issuance of its quarterly earnings release, which we refer to as a quarterly blackout period. Persons subject to these quarterly blackout periods include all directors and executive officers, employees of the accounting department, and all other persons who are informed by corporate counsel that they are subject to the quarterly blackout periods.

The Company may on occasion issue interim earnings guidance or other potentially material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. You should anticipate that trades are unlikely to be pre-cleared while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

C.
Event-Specific Blackout Periods.

From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and nonpublic, directors, executive officers, and such other persons as are designated by the Company’s counsel may not trade in the Company’s securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, the Company’s counsel will inform the requester of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclosure the existence of the blackout to any other person. The failure of Company counsel to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

D.
Post-Termination Transactions.

If you are aware of material nonpublic information when you terminate service as a director, officer or other employee of the Company, you may not trade in the Company securities until that information has become public or is no longer material. In all other respects, the procedures set forth in this Policy Statement will cease to apply to your transactions in Company securities upon the expiration of any “blackout period” that is applicable to your transactions at the time of your termination of service.

E.
Computershare Registration.

All equity plan awards are now registered online with Computershare and all elections applicable to such awards are now done through their website and portal. Please refer to guidance on the website as to the terms and conditions of stock options and restricted stock and the methods for exercising the same at the appropriate time periods.

F.
Periodic Preventive E-mail Alerts/Reminders.

Because the risk of inadvertent SEC reporting violations is so high and because public scrutiny has been heightened, the Company will be sending you periodic preventive reminders and alerts during the course of the year to each designated executive officer and director.

G.
Company Assistance.

Any person who has a question about this memorandum or its application to any proposed transaction may obtain additional guidance from the Company’s general counsel, or its Chief Financial Officer.

H.
Certifications.

All directors, officers and other employees subject to the procedures set forth in this memorandum must certify their understanding of, and intent to comply with, the procedures set forth in this memorandum. A form of certification required to be executed by all designated executive officers and directors is attached to this Policy Statement.

III.
SECTION 16 AND RULE 144
A.
Section 16.

Some officers and all Company directors are obligated to file reports with the SEC under Section 16 of the Exchange Act when they engage in transactions in the Company’s securities, including gifts. These officers and directors are also subject to profit disgorgement on non-exempt opposite way transactions in which they engage within a six-month period under Section 16. Although the Company will assist reporting persons in preparing and filing the required Section 16 reports, the reporting persons retain responsibility for the reports.

Who is obligated to file Section 16 reports?

•
Wesbanco directors
•
Wesbanco officers designated as “executive officers” for SEC reporting purposes by the Board of Directors.

Section 16 and its application to Wesbanco officers and directors is described in more detail in an annual memorandum provided to the applicable individuals.

B.
Form 144 Reports.

Wesbanco directors and certain Wesbanco officers are generally required to file a Form 144 with the SEC before making an open market sale of Wesbanco securities. Effective April 13,

2023, Form 144 filings must be made electronically, which will result in Form 144 filings being immediately available to the public online on the SEC’s website at www.sec.gov. Form 144 notifies the SEC of your intent to sell Wesbanco securities. This form is generally prepared and filed by your broker and is in addition to the Section 16 reports filed on your behalf by Wesbanco.

IV.
DIRECTOR CONFIDENTIALITY POLICY
A.
Policy.

Pursuant to their fiduciary duties of loyalty and care, Directors are required to protect and hold confidential all non-public information obtained due to their directorship position absent the express or implied permission of the Board of Directors to disclose such information. Accordingly,

1.
No Director shall use Confidential Information for his or her own personal benefit or to benefit persons or entities outside the Company; and

2.
No Director shall disclose Confidential Information outside the Company, either during or after his or her service as a Director of the Company, except with authorization of the Board of Directors or as may be otherwise required by law.

B.
Definition.

“Confidential Information” is all non-public information entrusted to or obtained by a Director by reason of his or her position as a Director of the Company. It includes, but is not limited to, non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed, such as:

•
non-public information about the Company’s financial condition, prospects or plans, its marketing and sales programs and products, customer identities and information, as well as information relating to mergers and acquisitions, dividends, stock splits and divestitures;
•
non-public information concerning possible transactions with other companies or information about the Company’s customers, vendors, products and employees, which the Company is under an obligation to maintain as confidential; and
•
non-public information about discussions and deliberations relating to business issues and decisions, between and among employees, officers and Directors.

Exhibit A

WESBANCO, INC.

DIRECTOR-EXECUTIVE OFFICER

CERTIFICATION/ACKNOWLEDGMENT

I certify that:

1. I have read and understand the Insider Trading and Reporting Policy, amended and restated as of February 23, 2023, covering pre-clearance procedures and blackout periods (collectively, the “insider trading policy”). I understand that corporate counsel is available to answer any questions I have regarding the insider trading policy.

2. Since January 1, 20___, or such shorter period of time that I have been an employee or director of the Company, I have complied with the insider trading policy.

3. I will continue to comply with the insider trading policy for as long as I am subject to the policy.

Signature:________________________________________

Date: ___________________________________________

Print Name:______________________________________